EXHIBIT 3.1L

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                          Data Storage Systems, Inc.


                                      I.

      The name of the corporation is Data Storage Systems, Inc.

                                     II.

      The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.
      (A) This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is nine million (9,000,000) shares. Five million (5,000,000) shares shall be Common Stock. Four million (4,000,000) shares shall be Preferred Stock.

      (B) The Preferred Stock may be issued from time to time in one or more series. Excepting the Series A Preferred Stock, Series B Preferred Stock, and the Series C Preferred Stock, the Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such


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series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      (C) The rights, preferences, restrictions and other matters relating to the four million (4,000,000) shares of Preferred Stock are as follows:

      1. Designation. One million (1,000,000) of the shares of Preferred Stock are hereby designated "Series A Preferred Stock" (hereinafter referred to as the "Series A Stock") and five hundred thousand (500,000) of the shares of Preferred Stock are hereby designated "Series B Preferred Stock" (hereinafter referred to as the "Series B Stock") and one million six hundred thousand (1,600,000) of the shares of Preferred Stock are hereby designated "Series C Preferred Stock" (hereinafter referred to as the "Series C Stock") with the rights, preferences and privileges as specified herein.

      2. Dividends. The holders of the Series C Stock shall be entitled to receive, out of any funds legally available therefor, dividends, payable in preference and priority to any payment of any dividend on Series A Stock, Series B Stock or Common Stock and in an amount per share of up to $0.05 annually before any such funds are applied to the payment of dividends on Series A Stock, Series B Stock or Common Stock. The holders of the Series A Stock shall be entitled to receive, out of any funds legally available therefor, dividends, payable in preference and priority to any payment of any dividend on Series B Stock or Common Stock and in an amount per share of up to $0.09 annually before any such funds are applied to the payment of dividends on Series B Stock or Common Stock. The holders of the Series B stock shall be entitled to receive, out of any funds legally available therefor, dividends, payable in preference and priority to any payment of any dividend on Common Stock and in an amount per share of up to $0.12 annually before any such funds are applied to the payment of dividends on Common Stock, and then after an equal amount per share has been paid on all Common and Preferred Stock, in an amount per share equal to any such further dividend on Common Stock, all such amounts to be payable only when and as declared by the Board. Such dividends shall not be cumulative and no right shall accrue to the holders of the Series A Stock, Series B Stock or Series C Stock by reason of the Board's failure to pay or declare such dividends.

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      3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

            (a) The holders of the Series C Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Stock, Series B Stock or Common Stock by reason of their ownership of such stock, the amount of $0.60 per share for each share of Series C Stock then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds thus distributed among the holders of the Series C Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Series C Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

            (b) After payment to the holders of the Series C Stock of the amounts set forth in (a), the holders of the Series A Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series B Stock or Common Stock by reason of their ownership of such stock, the amount of $1.00 per share for each share of Series A Stock then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds thus distributed among the holders of the Series A Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Series A Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

            (c) After payment to the holders of the Series C Stock of the amounts set forth in (a), and after payment of the holders of Series A stock of the amounts set forth in (b), the holders of the Series B Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $1.37 per share for each share of Series B Stock then held by them, adjusted for any combinations,

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consolidations, or stock distributions or dividends with respect to such shares.
If the assets and funds thus distributed among the holders of the Series B Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Series B Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

            (d) After payment to the holders of Series C Stock of the amount set forth in (a), and to the holders of Series A Stock of the amounts set forth in
(b), and to the holders of Series B Stock of the amounts set forth in (c), the holders of Common Stock shall then be entitled to receive $0.40 per share for each share of Common Stock held by them.

            (e) After payment to the holders of Series C Stock of the amounts set forth in (a), and payment to the holders of Series A Stock the amounts set forth in (b), and payment to the holders of Series B Stock the amounts set forth in (c), and payment to the holders of Common Stock of the amounts set forth in
(d), the entire assets and funds of the corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and the holders of Preferred Stock on the basis of the number of shares of Common Stock (i) held by each of them and (ii) issuable at the time of such liquidation upon the conversion of the Preferred Stock.

            (f) A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this paragraph.

      4.    Redemption.

            (a) On June 2, 1995, the corporation shall redeem the Series A Stock and Series C Stock by paying in cash for each share of Series A Stock and Series C Stock redeemed, the price of $1.00 per share and $0.60 per share, respectively.

            (b) The amount payable to the holders of Series A Stock and Series C Stock upon redemption thereof pursuant to paragraph 4(a) of this Article is hereinafter referred to as the "Redemption Price."

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            (c) At least sixty (60) days prior to the date fixed for any redemption of Series A Stock and Series C Stock (hereinafter referred to as the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record, at such holder's post office address last shown on the records of the corporation, notifying such holder of the election of the corporation to redeem such shares, specifying the Redemption Date, the applicable Redemption Price, and the date on which such holder's Conversion Rights (as defined in paragraph 6) as to such shares terminate and calling upon such holder to surrender to the corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or after the Redemption Date, each holder of stock to be redeemed shall surrender such holder's certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the stock designated for redemption in the Redemption Notice as shareholders of the corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease and determine with respect to such shares, and such shares shall not subsequently be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

            (d) On or prior to the Redemption Date, the corporation shall deposit the Redemption Price of all shares of stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $20,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the corporation

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that such holder has surrendered his share certificate to the corporation pursuant to paragraph 4(c) of this Article. Such instructions shall also provide that any funds deposited by the corporation pursuant to this paragraph 4(d) for the redemption of shares that are subsequently converted into shares of Common Stock pursuant to paragraph 6 of this Article shall be returned to the corporation forthwith upon such conversion. The balance of any funds deposited by the corporation pursuant to this paragraph 4(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall be returned to the corporation upon direction by Board of Directors.

            (e) In the event of any redemption of only a part of the then outstanding shares of any series of Preferred Stock, this corporation shall effect such redemption pro rata according to the number of shares of such series held by each holder thereof.

      5. Voting Rights. The holder of each share of the Series A Stock, Series B Stock and Series C Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Stock, Series B Stock and Series C Stock could be converted, shall have voting rights and powers equal to the voting rights and powers of the Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Stock, Series B Stock and Series C Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

      6. Conversion. The holders of the Series A stock, Series B Stock and Series C Stock shall have conversion rights as follows (the "Conversion rights"):

            (a) Right to Convert. Each share of Series A Stock, Series B Stock and Series C Stock shall be convertible, at the option of the holder, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereafter defined) therefore in effect at the time of conversion determined as provided herein.

            (b) Automatic Conversion. Each share of Series A Stock, Series B Stock and Series C Stock shall automatically convert into fully paid and nonassessable shares of

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Common Stock at the then effective conversion Price immediately upon the closing of a firmly underwritten registered public offering covering a primary sale of Common Stock at a public offering price (prior to underwriting discounts and expenses) of $4.00 per share or above with a total offering gross of $5,000,000 or more. Each share of Series B Stock shall automatically convert into fully paid and nonassessable shares of Common Stock at the then effective Conversion Price immediately upon any of the following events:

                  (i) the closing of any sale or sales by the corporation of shares of its Preferred Stock at a price of not less than $1.00 per share of the Company's Preferred Stock, as presently constituted, the aggregate gross proceeds to the corporation of which equals or exceeds $1,000,000;

                  (ii) the last day of any fiscal year in which the corporation realizes gross revenues of at least $1,000,000; and

                  (iii) the last day of any fiscal year in which the corporation realizes after-tax operating income (assuming the same tax rate on operating income as on the corporation's net income as a whole) of at least $200,000.

      Upon such automatic conversion, the rights, preferences and privileges of the Series A Stock, Series B Stock or Series C Stock, as applicable, shall thereupon cease and determine, and the holders shall thereafter be treated in all respects as holders of the number of shares of Common Stock issuable at the Conversion Price in excess on the date of the automatic conversion, taking account of any necessary adjustments of the Conversion Price in accordance with this paragraph 6. The corporation shall notify each holder in writing of the automatic conversion upon the occurrence of such event. Each holder shall within ten (10) days of his receipt of such notice, surrender his certificate(s) representing his Series A Stock, Series B Stock or Series C Stock at the place specified in such notice, and shall thereupon be entitled to receive certificates representing the Common Stock into which his Series A Stock, Series B Stock or Series C Stock was converted.

            (c) Conversion Price. Each share of Series A Stock, Series B Stock and Series C Stock shall be convertible into that number of shares of Common which results from dividing $1.00, in the case of the Series A Sock, and the Series B Stock, and $.60 in the case of the Series C Stock, by the Conversion Price per share applicable to such Series of

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Preferred at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Stock, Series B Stock and Series C Stock (the "Conversion Price") shall initially be $1.00 per share, $1.00 per share and $.60 per share, respectively. Such conversion shall be subject to adjustment as provided herein.

            (d) Mechanics of Elective Conversion. Before any holder of Series A Stock, Series B Stock or Series C Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates for such shares at the office of the corporation or of any transfer agent for such stock, and shall have given written notice to the corporation at such office that he elects to convert the same and shall state in the notice the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall then, as soon as is practicable, issue and deliver at such office to such holder, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (e)   Adjustments to Conversion Price for Diluting Issues.

                  (i) Special Definitions. For purposes of this Section 6(e), the following definitions shall apply:

                        (1) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                        (2) "Original Issue Date" shall mean the date on which a share of Series C Preferred Stock was first issued.

                        (3) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                        (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 6(e)(iii), deemed to be issued) by

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the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (A) upon conversion of shares of Series A Stock or
Series C Stock;

                              (B) to officers or employees of, or consultants
to, the corporation pursuant to any stock purchase plan or arrangement, stock option plan, or other stock incentive plan or agreement approved by the corporation's Board of Directors;

                              (C) pursuant to any warrants issued to purchase
shares of the corporation's Series C Stock; or

                              (D) by way of dividend or other distribution on
shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C) or this clause (D).

                  (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Stock or Series C Stock is convertible shall be made, by adjustment in the Conversion Price in respect to the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share.

                  (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

                        (1) Options and Convertible Securities. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such

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a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to a series of Preferred Stock unless the consideration per share (determined pursuant to Section 6(e)(v) hereof), of such Additional Shares of Common Stock would be less than the respective Conversion Price of such series in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any case in which Additional Shares of Common Stock are deemed to be issued:

                              (A) no further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (B) if such Options or Convertible Securities by
their terms provided, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decreases in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                              (C) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                  (i) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon

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such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the Additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                   (ii) in the case of Options for Convertible
Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (determined pursuant to Section 6(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              (D) no readjustment pursuant to clause (B) or (C)
above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date (nor shall any shares issued upon conversion prior to such readjustment be affected by such readjustment);

                              (E) in the case of any Options that expire by
their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in class (C) above; and

                              (F) if such record date shall have been fixed and
such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph 6(e)(iii) as of the actual date of their issuance.

                        (2) Stock Dividends, Stock Distributions and
Subdivisions. In the event the corporation at any time or from time to time after the Original Issue Date

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shall declare or pay dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                              (A) in the case of such dividend or distribution,
immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                              (B) in the case of any such subdivision, at the
close of business on the date immediately prior to the date upon which such corporate action becomes effective.

      If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph 6(e)(iii) as of the time of the actual payment of such dividend.

                  (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(e)(iii) but excluding Additional Shares of Common Stock issued pursuant to Section 6 (e)(iii)(2) which event is dealt with in Section 6(3)(vi) hereof) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which the Series A Stock and Series C Stock is convertible, to a price equal to the consideration per share received by the corporation for such Additional Shares of Common Stock.

                  (v) Determination of Consideration. For purposes of this
Section 6(e), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:


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                        (1)   Cash and Property.  Such consideration shall:

                              (A) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the corporation;

                              (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (C) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                        (2) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(e)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                    (a) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                   (b) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.

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                        (1) Stock Dividends, Distribution or Subdivisions. In
the event the corporation shall issue Common Stock pursuant to Section 6(e)(iii)(2) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                        (2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (vii) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the corporation with or into another corporation or the conveyance of all or substantially all the assets of the corporation to another corporation, each share of Series A Stock and Series C Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such Series A Stock or Series C Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Stock and Series C Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Stock.

            (f) No Impairment. The corporation will not, by amendment of these Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the

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carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Stock and Series C Stock against impairment.

            (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the respective Conversion Prices pursuant to this
Section 6, the corporation at its expense shall promptly compute such adjustments or readjustments in accordance with the terms hereof and furnish to each holder of Series A Stock and Series C Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Stock or Series C Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

            (h) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the corporation shall mail to each holder of Series A Stock and Series C Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            (i) Common Stock Reserved. The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Stock, Series B Stock and Series C Stock.

      7. Consent to Certain Distributions. Each holder of Series A Stock, Series B Stock and Series C Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporations Law, to distributions made by the corporation and approved by the Board of Directors of the corporation in connection with the repurchase of shares of Common Stock issued to or held by directors and employees of, or consultants to, the corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

      8. Voting Rights. Except as otherwise required by law and the provisions of this Section 8, the holders of Series A Stock, Series B Stock and Series C Stock shall be entitled to notice of any shareholders' meeting and to vote together with the holders of Common Stock as a single class of capital stock upon any matter submitted to shareholders for a vote, on the following basis:

            (a) Holders of Common Stock and Series B Stock shall have one (1) vote per share; and

            (b) Holders of Series A Stock and Series C Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Series A Stock or Series C Stock held by such holder is convertible at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

            (c) So long as at least one million (1,000,000) shares of Series A Stock remain outstanding, the holders of the Series A Stock then outstanding shall be entitled, voting together as a class, to elect two (2) directors of the corporation at each election of directors. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of Series A Stock shall be filled by the vote or written consent of the holders of a majority of the shares of Series A Stock, or in the absence of such action by such holders, by action of the remaining directors then in office.

            (d) The holders of Common Stock, Series B Preferred and Series C Preferred shall be entitled, voting together as a separate class, to elect two
(2) directors of the corporation at each election of directors. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of Common Stock, Series B Preferred and Series C Preferred shall be filled by the vote or written consent of the holders of a majority of the shares of Common Stock, Series B Preferred and Series C Preferred or, in the absence of such action by such holders, by action of the remaining directors then in office.

            (e) All directors not elected by the holders of Series A Stock, Series B Stock, Series C Stock or by the holders of Common Stock as set forth above shall be elected by the holders of Common Stock and the holders of Preferred Stock, voting together and not as separate classes, with each share voting as provided in this Section 8. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of Common Stock and the holders of Preferred Stock voting together shall be filled by the vote or written consent of a majority of the holders of Common Stock and the holders of Preferred Stock voting together as provided above or, in the absence of action by such holders of Common Stock and Preferred stock, by action of the remaining directors then in office.

      9. Covenants. In addition to any other rights provided by law, so long as any shares of Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock voting together as a class:

            (a) amend or repeal any provision of, or add any provision to, the corporation's Restated Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights or privileges of, or the restrictions provided for the benefit of the Preferred Stock;

            (b) create any new series or class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred stock;

            (c) increase the total number of authorized shares of the Preferred Stock;

            (d) pay or declare any dividend or distribution on any shares of Common Stock or apply any of its assets to the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock except from employees or consultants of the corporation upon termination of employment;

            (e) effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation.

      10. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                      IV.

      (A) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

      (B) The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions, through agreements with the agents, and/or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION


Whitney G. Newton certifies that:

      1. He is the President and the Secretary of Data Storage Systems, Inc., a California corporation.

      2. Article III, Paragraph (C) of the articles of incorporation of this corporation is amended to read as follows:

            "(C) The rights, preferences, restrictions and other matters relating to the four million (4,000,000) shares of Preferred Stock are as follows:

            1. Designation. One million (1,000,000) of the shares of Preferred Stock are hereby designated "Series A Preferred Stock" (hereinafter referred to as the "Series A Stock") and five hundred thousand (500,000) of the shares of Preferred Stock are hereby designated "Series B Preferred Stock" (hereinafter referred to as the "Series B Stock") and two million (2,000,000) of the shares of Preferred Stock are hereby designated "Series C Preferred Stock" (hereinafter referred to as the "Series C Stock") with the rights, preferences and privileges as specified herein."

      3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

      4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with
            Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 3,133, 334. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

      I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

      DATE:  July 24, 1991
                                            /s/ Whitney G. Newton
                                                Whitney G. Newton, President

                                           /s/  Whitney G. Newton
                                                Whitney G. Newton, Secretary

                          CERTIFICATE OF RESTATEMENT
                                      OF
                          ARTICLES OF INCORPORATION
                                      OF
                          Data Storage Systems, Inc.

      Whitney G. Newton certifies that:

      1. He is the Chief Executive Officer and the Secretary of Data Storage Systems, Inc., a California corporation.

      2. The Articles of Incorporation of the Corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by section 910 of the Corporations Code) are restated as in Exhibit A attached hereto.

      3. The Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

      4. The amendments herein set forth have been duly approved by the required vote of shareholders in accordance with section 903 of the Corporations Code. The total number of outstanding shares of the Corporation is 788,334 shares of Common Stock; 1,000,000 shares of Series A Preferred Stock; 266,666 shares of Series B Preferred Stock, and 1,083,334 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the percentage vote required. The percentage vote required was more than 50% of each class of shares voting separately.

March 12, 1991.
                                            /s/ Whitney G. Newton
                                                Whitney G. Newton
                                                Chief Executive Officer

                                            /s/ Whitney G. Newton
                                                Whitney G. Newton
                                                Secretary

      Each of the undersigned declares under penalty of perjury that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

      Executed at San Francisco, California, on March 12, 1991.

                                            /s/ Whitney G. Newton
                                                Whitney G. Newton

                           CERTIFICATE OF APPROVAL
                                      OF
                             AGREEMENT OF MERGER
                                      OF
                          DATA STORAGE SYSTEMS, INC.
                           (surviving corporation)

      Kathryn McGovern hereby certifies that:

      1. She is the President and Secretary of Data Storage Systems, Inc. a California corporation (the "Corporation").

      2. The Agreement Merger in the form attached was duly approved by the Board of Directors and shareholders of the Corporation.

      3. The principal terms of the Agreement of Merger were approved by the Corporation by a vote of a number of shares of Common Stock which equaled or exceeded the vote required. The vote required was greater than 50% of the outstanding shares of Common Stock.

      4. The Corporation has one class of stock outstanding, designated "Common Stock" of which 297,588,558 shares of Common Stock were outstanding and entitled to vote on the merger. There are no shares of Preferred Stock outstanding.

      I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated:  March 15, 1996                        By:  /s/ Kathryn McGovern
                                                 ----------------------
                                                       Kathryn McGovern
                                                       President and Secretary

                           CERTIFICATE OF AMENDMENT
                                      OF
                          ARTICLES OF INCORPORATION
                                      OF
                          DATA STORAGE SYSTEMS, INC.


The undersigned, Kathryn McGovern hereby certifies that:

      1. I am the duly elected Chief Executive Officer and Secretary of Data Storage Systems, Inc., a California Corporation.

      2. Article III, Section A of the articles of incorporation of this corporation is amended and restated to read as follows:

      "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred forty million (140,000,000) shares. One hundred thirty-seven million (137,000,000) shares shall be Common Stock. Three million (3,000,000) shares shall be Preferred Stock."

      3. The first sentence of Article III, Section C, paragraph 6(b) is hereby amended and restated to read as follows:

      "Each share of Series A Stock, Series B Stock and Series C stock shall automatically convert into fully paid and nonassessable shares of Common Stock at the then effective Conversion Price immediately upon the closing of a firmly underwritten registered public offering covering a primary shall of Common Stock at a public offering price (prior to underwriting discounts and expenses) of $4.00 per share or above with a total offering gross of $5,000,000 or more or upon the consent of a majority of each class of Series A Stock, Series B Stock and Series C Stock."

      4. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

      5. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1,000,000 shares of Series A Preferred Stock, 1,083,334 shares of Series C Preferred Stock and 1,060,000 of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Preferred Stock voting as a single class and more than 50% of the Common Stock voting as a single class.

      I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE:   November 3, 1995

                                /s/ Kathryn McGovern
                                    Kathryn McGovern, Chief Executive Officer
                                    and Secretary

                            CERTIFICATE OF APPROVAL
                                       OF
                              AGREEMENT OF MERGER
                               OF TEMP DSSI, INC.
                           (disappearing corporation)

      Eugene B. Doggett and Garry B. Watzke hereby certify that:

      1. They are the Executive Vice President and Secretary, respectively, of Temp DSSI, Inc., a California corporation (the "Corporation").

      2. The Agreement Merger in the form attached was duly approved by the Board of Directors and shareholders of the Corporation.

      3. The shareholder approval was by the holders of 100% of the outstanding shares of the Corporation.

      4. There is only one class of shares and the number of outstanding shares is 100.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  March 15, 1996                    By: /s/ Eugene B. Doggett
                                              -------------------------
                                                  Eugene B. Doggett
                                                  Executive Vice President

Dated:  March 15, 1996                    By: /s/ Garry B. Watzke
                                              ----------------------
                                                  Garry B. Watzke
                                                  Secretary

                              AGREEMENT OF MERGER


      THIS AGREEMENT OF MERGER, dated as of March 15, 1996 (the "Agreement"), is made and entered into by Temp DSSI, Inc., a California corporation ("Acquiror Sub") and Data Storage Systems, Inc. a California corporation ("Target" or "Surviving Corporation") (Target and Acquiror Sub being hereinafter collectively referred to as the "Constituent Corporations").

                                   Recitals

      A. Iron Mountain Records Management, Inc., a Delaware corporation ("Acquiror"), Target and Acquiror Sub have entered into a Reorganization Agreement dated November 17, 1995 (the "Reorganization Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the merger of Acquiror Sub with and into Target upon the terms set forth in the Reorganization Agreement and this Merger Agreement (the "Merger").

      B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Acquiror Sub be merged with and into Target.

                                   Agreement

      NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, Acquiror and the Constituent Corporations hereby agree that Acquiror Sub shall be merged with and into Target in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

                                   Article 1

                                  The Merger

      1.1 Filing. This Merger Agreement, together with the officers' certificates of each of the Constituent Corporations required by the General Corporation Law of the State of California (the "California Law"), shall be filed with the Secretary of State of the State of California at the time specified in the Reorganization Agreement.

      1.2 Effectiveness. The Merger shall become effective upon the filing of this Merger Agreement with the Secretary of State of the State of California (the "Effective Time").

      1.3 Merger. At the Effective Time, Acquiror Sub shall be merged into Target and the separate corporate existence of Acquiror Sub shall thereupon cease. Target shall be the Surviving Corporation in the Merger and the separate corporate existence of Target, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

      1.4 Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the constituent Corporations or otherwise to take all such action.

                                   Article 2

                         Corporate Governance Matters

      2.1 Articles. The Articles of Incorporation of Target in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation unless and until amended as provided by law.

      2.2 Bylaws. The Bylaws of the Target in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended as provided by law.

      2.3 Directors. From and after the Effective Time, the directors of Acquiror Sub shall be the directors of the Surviving Corporation and they shall hold office as provided in the Bylaws of the Surviving Corporation.

      2.4 Officers. The officers of the Surviving Corporation shall be the officers of Acquiror Sub on the Effective Time and they shall continue to hold office from and after the Effective Time as provided in the Bylaws of the Surviving Corporation.

                                   Article 3

          Manner of Converting Shares of the Constituent Corporations

      3.1   Conversion of Target Shares.

            (a) At and as of the Effective Time, (A) each Target Share (other than any Dissenting Share) shall be converted into the right to receive an amount (the "Merger Consideration") equal to (i) the difference between $3,310,776 and the total liabilities of the Target as of the close of business on February 29, 1996 (ii) divided by the aggregate number of Target Shares outstanding as of the Effective Time (without interest), and (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the California General Corporation Law; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding between the date hereof and the

Effective Time; and further provided that there shall be withheld from payment to each holder of record a pro rata portion of the Merger Consideration which would otherwise be paid to such person such amount which, when aggregated, is equal to the Closing Escrow Deposit (as defined in Section 3.6). No target Shares shall be deemed to be outstanding or to have any rights, other than those set forth below in Section 3.2, after the Effective Time.

            For purposes hereof, the following terms shall have the following meanings:

                  (i) "Target Shares" shall mean each issued and outstanding share of the Common Stock, no par value, of the Target issued and outstanding as of the Effective Time.

                  (ii) "Dissenting Shares" shall mean any Target Share which any stockholder who has exercised his or her appraisal rights under the California General Corporation Law holds of record.

      3.2 Acquiror Sub Common Stock. At the Effective Time, each then outstanding share of common stock, $1.00 par value, of Acquiror Sub shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub or Target, one share of Common Stock of the Surviving Corporation and the aggregate of such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      3.3 Closing of Target Transfer Books. At and after the Effective Time, holders of certificates representing Target Shares shall cease to have any rights as shareholders of Target and the stock transfer books of Target shall be closed with respect to Target Shares issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to Acquiror or Target, they shall be exchanged as provided in Section 3.4.

      3.4 Exchange of Certificates for Merger Consideration. Promptly following the Effective Time, Acquiror or the Surviving Corporation shall transmit to the former Target shareholders appropriate documents to be used by them to surrender their Target Shares certificates in exchange for payment of the Merger Consideration. Until so surrendered and exchanged, each certificate for Target Shares shall represent solely the rights to receive payment of the Merger Consideration that it is entitled to pursuant to Section 3.1 (or to perfect the holder thereof's right to receive payment for such shares pursuant to Chapter 13 of the California Law and Section 3.5 hereof); provided, however, that customary and appropriate certifications and indemnities allowing exchange against lost or destroyed certificates shall be provided.

      3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Target Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares in favor of the Merger and who have delivered a written demand for purchase of such shares in the manner provided in Chapter 13 of the California Law ("Dissenting Shares") shall not be canceled and converted into rights to receive payment of the Merger Consideration in accordance with Section 3.1 unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to demand purchase and payment under the California Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's Target Shares shall thereupon be deemed to have been canceled and converted as described in Section 3.1 at the Effective time, and each such share shall represent solely the right to receive payment of the Merger Consideration in accordance with such Section 3.1. From and after the Effective Time, no holder of Target Shares who has demanded the purchase of shares as provided in Chapter 13 of the California Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective
Time).

      3.6 Post-Closing Escrow. A pro rata portion of the Merger Consideration payable in respect of each Target Share equal in the aggregate to $500,000 (the "Closing Escrow Deposit") shall be paid to Cooley Godward Castro Huddleston & Tatum, as escrow agent (the "Post-Closing Escrow Agent") under that certain Post-Closing Escrow Agreement in the form annexed to the Reorganization Agreement as Exhibit 1.6 (the "Post-Closing Escrow Agreement"). The Post-Closing Escrow Agent shall hold, invest and disburse the Post-Closing Escrow Deposit and any interest or dividends therein (together with the Escrow Deposit, the "Escrow Fund") as provided in the Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement shall provide for disbursement of funds to the former shareholders of Target (other than funds required to cover claims) on December 15, 1996.

                                   Article 4

                           Termination and Amendment

      4.1 Termination. Notwithstanding the approval of this Merger Agreement by the shareholders of Acquiror Sub and Target, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

      4.2 Amendment. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Acquiror Sub or Target, but, after any such approval, no amendment shall be made which without the further approval of such shareholders would (i) have a material adverse effect on the shareholders of either Acquiror Sub or Target,
(ii) change any of the principal terms of the Merger Agreement, or (iii) change any term of the Articles of Incorporation of the Surviving Corporation. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                                    DATA STORAGE SYSTEMS, INC.
                                    a California corporation

By:   /s/ Kathryn McGovern          By: /s/ Kathryn McGovern
      -------------------------         ------------------------
          Its Secretary                     Its President

                                    TEMP DSSI, INC.
                                    a California corporation

By:   /s/ Garry B. Watzke           By: /s/ John F. Kenny
      -------------------------         ------------------------
          Its Secretary
                                    Title: Vice President

                                    Iron Mountain Records Management, Inc.
                                    a Delaware corporation

By:   /s/ Garry B. Watzke           By: /s/ John F. Kenny
      -------------------------         ------------------------
          Its Secretary
                                    Title: Vice President